Financial Institutions, Inc. Announces 3.3% Increase in Common Stock Dividend

WARSAW, N.Y., February 13, 2025 — Financial Institutions, Inc. (NASDAQ: FISI) (the “Company”), parent company of Five Star Bank and Courier Capital, LLC, announced that on February 12, 2025, its Board of Directors approved a quarterly cash dividend of $0.31 per outstanding common share, an increase of $0.01, or 3.3%, from the most recent quarter.

“The increase in our quarterly cash dividend is reflective of both our Board’s ongoing commitment to building shareholder value and its confidence in the Company’s long-term sustainable growth strategy,” said President and Chief Executive Officer Martin K. Birmingham.

The $0.31 cash dividend represents an annualized yield of 4.4% based on the closing share price of $28.00 on February 12, 2025.

The Company also announced dividends of $0.75 per share on its Series A 3% preferred stock and $2.12 per share on its Series B-1 8.48% preferred stock.

All dividends are payable April 2, 2025, to shareholders of record on March 14, 2025.

About Financial Institutions, Inc.
Financial Institutions, Inc. (NASDAQ: FISI) is a financial holding company with approximately $6.1 billion in assets as of December 31, 2024, offering banking and wealth management products and services. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through banking locations spanning Western and Central New York and a commercial loan production office serving the Mid-Atlantic region. Courier Capital, LLC offers customized investment management, financial planning and consulting services to individuals and families, businesses, institutions, non-profits and retirement plans. Learn more at Five-StarBank.com and FISI-Investors.com.

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com